                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 1


                             Motor Club of America
                 --------------------------------------------
                               (Name of Issuer)



                          Common Stock, $.5 par value
                 --------------------------------------------
                        (Title of Class of Securities)




                                   619823107
                        ------------------------------
                                (CUSIP Number)




                               Page 1 of 6 Pages

---------------
CUSIP NO.
619823107
---------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Goldman, Sachs & Co.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a) _____
                                                        (b) _____

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or place of Organization

             New York
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                         0
                     -----------------------------------------
Owned By               6.       Shared Voting Power
Each
Reporting                            0
                     -----------------------------------------
Person With            7.       Sole Dispositive Power

                                     0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                     0
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

               BD-PN-IA
--------------------------------------------------------------------------------



                               Page 2 of 6 Pages
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---------------
CUSIP NO.
619823107
---------------

--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         The Goldman Sachs Group, L.P.

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

                                                        (a) _____
                                                        (b) _____

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or place of Organization

             Delaware
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                         0
                     -----------------------------------------
Owned By               6.       Shared Voting Power
Each
Reporting                            0
                     -----------------------------------------
Person With            7.       Sole Dispositive Power

                                     0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                     0
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               0.0%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

               HC-PN
--------------------------------------------------------------------------------



                               Page 3 of 6 Pages
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Item 1(a).     Name of Issuer:
               Motor Club of America

Item 1(b).     Address of Issuer's Principal Executive Offices:
               95 Route 17 South
               Paramus, NJ  07653

Item 2(a).     Name of Persons Filing:
               Goldman, Sachs & Co. and The Goldman Sachs Group, L.P.

Item 2(b).     Address of Principal Business Office or, if None, Residence:
               85 Broad Street
               New York, NY  10004

Item 2(c).     Citizenship:
               Goldman, Sachs & Co. - New York
               The Goldman Sachs Group, L.P. - Delaware

Item 2(d).     Title and Class of Securities:
               Common Stock, $.5 par value

Item 2(e).     CUSIP Number:
               619823107

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a).X  Broker or dealer registered under Section 15 of the Act,
                   Goldman, Sachs & Co.

        (b).   Bank as defined in Section 3(a)(6) of the Act,

        (c).   Insurance Company as defined in Section 3(a)(19) of the Act,

        (d). Investment Company registered under Section 8 of the Investment Company Act,

        (e).X Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,
                   Goldman, Sachs & Co.

        (f). Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),


                               Page 4 of 6 Pages
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        (g).X  Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
               see  Item 7,
                   The Goldman Sachs Group, L.P.

        (h).   Group, in accordance with Rule 13d-1(b)(ii)(H).

Item 4.        Ownership.
                   Not applicable. The percent of the class owned as of December 31, 1997 did not exceed five percent.

Item 5.        Ownership of Five Percent or Less of a Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X .
                                                      ---

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
                   Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                   See Exhibit (2) as previously reported.

Item 8.        Identification and Classification of Members of the Group.
                   Not Applicable

Item 9.        Notice of Dissolution of Group.
                   Not Applicable

Item 10.       Certification.

               By signing below I certify that, to
               the best of my knowledge and belief,
               the securities referred to above were
               acquired in the ordinary course of
               business and were not acquired for
               the purpose of and do not have the
               effect of changing or influencing the
               control of the issuer of such
               securities and were not acquired in
               connection with or as a participant
               in any transaction having such
               purpose or effect.



                               Page 5 of 6 Pages
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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 10, 1998


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:   Roger S. Begelman
                                        -----------------------------
                                    Name:  Roger S. Begelman
                                    Title:  Attorney-in-fact



                                    GOLDMAN, SACHS & CO.


                                    By:   Roger S. Begelman
                                        -----------------------------
                                    Name:  Roger S. Begelman
                                    Title:  Attorney-in-fact



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